EXHIBIT 5

7 Days Group Holdings Limited
10F, 705 GuangzhouDaDaoNan Road
Guangzhou, Guangdong
510290 People’s Republic of China

19 November 2010

Dear Sirs

7 Days Group Holdings Limited

We have examined the Registration Statement on Form S-8 to be filed by 7 Days Group Holdings Limited, a Cayman Islands exempted company incorporated with limited liability (the "Registrant"), with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of an amount of ordinary shares of the Registrant (the "Shares") for issuance pursuant to its 2007 Employee Share Incentive Plan (as amended and restated on 21 October 2010) (the "Plan").

As Cayman Islands counsel to the Registrant, we have examined the corporate authorisations of the Registrant in connection with the Plan and the issue of the options to purchase the Shares by the Registrant pursuant thereto.  We have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorising the issue.

It is our opinion that the Shares to be issued by the Registrant have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the relevant resolutions adopted by the Board of Directors of the Registrant (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and the appropriate entries entered in the Register of Members of the Registrant, the Shares will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully,

/s/ Maples and Calder